Exhibit 10.1

PHYSICAL COMMODITY INTERMEDIATION AGREEMENT

This PHYSICAL COMMODITY INTERMEDIATION AGREEMENT (this “Agreement”) is dated effective as of October 22, 2025 (the “Closing Date”), is entered into by and between VIVAKOR SUPPLY & TRADING, LLC, a Texas limited liability company (“Marketer”) and ______________, a ____________ limited liability company (“Wholesaler”). Marketer and Wholesaler may be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Marketer has requested that Wholesaler establish a trading facility under which Wholesaler may from time to time enter into one or more commodity buy/sell transactions proposed by Marketer; and

WHEREAS, Wholesaler intends to facilitate such transactions subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration as set forth herein (including the Master Netting Agreement), the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

Article I.

DEFINITIONS

I.01. Defined Terms. Unless otherwise defined herein, the following capitalized terms shall have the meanings set forth below in this Agreement:

“Affiliate” means, with respect to any Party, any other Person which is affiliated with such Person, and for the purposes hereof:

(a) two Persons will be considered to be affiliated with one another if one of them controls the other, or if both of them are controlled by a common third Person;

(b) one Person will be considered to control another Person if it has the power to direct or cause the direction of the management and policies of the other Person, whether directly or indirectly, through one or more intermediaries or otherwise, and whether by virtue of the ownership of shares or other equity interests, the holding of voting rights or contractual rights, or otherwise; and

(c) notwithstanding the foregoing, the following Persons shall be deemed not to be Affiliates of the Marketer or its other Affiliates for any purposes: (A) Jorgan Development, LLC, a Louisiana limited liability company, JBAH Holdings, LLC, a Texas limited liability company, or Ballengee Holdings, LLC, a Texas limited liability company (the “Ballengee Family Office”), and (B) except for the Marketer, the direct and indirect Affiliates, members, partners, shareholders, subsidiaries, and portfolio companies (including any predecessor or successor thereof) of the Ballengee Family Office, and (C) except for Representatives of the Marketer, the direct and indirect officers, directors, managers, employees, contractors, agents, and representatives of the Ballengee Family Office, but excluding the Marketer and any Person that directly, or indirectly through one or more intermediaries, is controlled by the Marketer.

“Anti-Corruption Laws” means all Laws relating to bribery, money laundering and/or corrupt payments, such as the Foreign Corrupt Practices Act, 15 U.S.C. §§78dd-1 et seq., and the UK Bribery Act of 2010, and the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1, et seq. (the “FCPA”).

“Anti-Terrorism Laws” means any Laws related to terrorism financing or money laundering including the Patriot Act, the Currency and Foreign Transactions Reporting Act (the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 dated effective September 24, 2001, as amended.

“Approved GTC Modifications” means, with respect to any GTCs, such modifications thereto as Wholesaler requires, acting as a Reasonably Prudent Operator, before Wholesaler will agree to incorporate such GTCs in a transaction to which Wholesaler is party.

“Business Day” means any weekday which is not a federal or Texas banking holiday.

“Collateral Control Agreement” means one or more Collateral Control Agreements with third parties substantially in the form and content set forth on Exhibit A.

“Commodities” means crude oil, natural gas liquids, and their constituent substances.

“Commodity Transactions” means First Leg Buy/Sell Transaction and Second Leg Buy/Sell Transactions accepted by Wholesaler.

“Confidential Information” means all information of a proprietary, intellectual or similar nature, including, but not limited to, technical, financial, economic, legal, engineering, geographic, geologic, environmental, operational, marketing, transportation, facilities, processing, information and data, including, but not limited to, surveys, engineering data, samples, proprietary software programs, economic evaluations and third party studies, whether factual or interpretative, relating to possible commercial opportunities between the Parties and/or their Affiliates involving any Commodity Transaction disclosed directly or indirectly, or acquired and exchanged between the Parties and their Affiliates, in written, oral, visual or electronic form. It shall include all information expressly marked as “Confidential”, “Proprietary”, or similarly identified, whether oral or written, that is provided to Wholesaler or Marketer, respectively. Marketer maintains exclusive ownership in the Confidential Information which it discloses hereunder and shall have the sole and absolute discretion to determine what, if any, information it will disclose to Wholesaler. “Confidential Information” shall also include the terms and conditions of this Agreement and the fact that discussions have occurred, are occurring, or will occur, the status of such discussions, the identity of Marketer and its Affiliates, and the fact that Confidential Information has or will be disclosed by the Marketer to Wholesaler. “Confidential Information” shall not include information which:

(d) is generally available in the public domain at the date of disclosure to the Wholesaler or which thereafter enters the public domain other than by any act or failure to act on the part of the Receiving Party;

(e) is already known to the Wholesaler;

(f) was lawfully acquired by the Wholesaler from a third party (as evidenced in the Wholesaler’s written records) if such third party is not known by the Wholesaler to be subject to any agreement with Marketer prohibiting such disclosure to Wholesaler; or

(g) is developed independently at any time by the Wholesaler without the use of Confidential Information, alone or in conjunction with a third party if such third party is not known by Wholesaler to be subject to any agreement with Marketer prohibiting such disclosure to Wholesaler.

“Credit Limit” means Forty Million and No/100s United States Dollars ($40,000,000.00 USD), inclusive of all issued and outstanding Credit Support for Commodity Transactions.

“Credit Support” means all cash, cash pre-payments, letters of credit, guaranties, surety bonds, and other property proffered or committed as collateral to secure the purchase of Commodities with Third Parties in First Leg Buy Transactions.

“Direct Claim” has the meaning set forth in Section 7.04(c).

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, hypothecation, charge, claim, easement, right of way, encroachment, or other similar encumbrance.

“Event of Default” has the meaning set forth in Section 6.01.

“Final Purchaser” has its applicable meaning under and pursuant to the Laws of the state where such Commodities are produced.

“First Leg Buy Transaction” means an initial purchase transaction in which Wholesaler will purchase a specified volume of Commodities from a designated Third Party seller at a designated delivery point.

“First Leg Buy/Sell Transaction” means, collectively, the First Leg Buy Transaction and the First Leg Sell Transaction.

“First Leg Sell Transaction” means the initial sale transaction, concurrent with the First Leg Buy Transaction, in which the specified volume of Commodities would be immediately sold by Wholesaler to Marketer at the designated delivery point.

“First Purchaser Costs” means, on any day, without duplication, all direct out of pocket losses, costs and expenses incurred by, or amounts owed by, Wholesaler on or before such day that arise from taking, or causing to be taken, such steps as are necessary or appropriate to comply with any laws, rules, regulations, taxes (including severance taxes and division order payments) as a “first purchaser” of Commodities pursuant to one or more Transaction Requests accepted by Wholesaler pursuant to this Agreement.

“Force Majeure” means, with respect to any Commodity Transactions hereunder, means, with respect to any Commodity Transaction, “force majeure” as howsoever defined in the therein, including without limitation any GTCs incorporated or referenced therein, or as otherwise agreed between the parties to such Commodity Transaction. In the event that any third party asserts or claims force majeure with respect to any Commodity Transaction, or purports to assert or claim force majeure or serves notice thereof (together, a “Force Majeure Claim”), then without prejudice to the right of the recipient of a Force Majeure Claim to reject or challenge such Force Majeure Claim, the Parties shall accept for all purposes of this Agreement and for the purposes of all affected Commodity Transactions that the Force Majeure Claim be binding and treated as conclusive and indisputable.

“Fraud” means an actual and intentional misrepresentation, but not an omission of a material fact (excluding any assumptions) which constitutes common law fraud. For the avoidance of doubt, “Fraud” expressly excludes constructive fraud, equitable fraud, fraudulent inducement, and promissory fraud; provided, however that such actual and intentional fraud shall only be deemed to exist with respect to Marketer if any individual set forth in the definition of “Knowledge” as applied to Marketer had actual conscious awareness (as opposed to imputed, implied, or constructive knowledge, and without any duty or obligations of inquiry) that such representations and warranties, as qualified herein, were actually materially breached at the time made with the express intention that the other Party relies thereon to its detriment, such Party did actually rely upon to its detriment, and was unjustly deprived of something of material value.

“GAAP” means the most recent Generally Accepted Accounting Principles as published by the U.S. Financial Standards Accounting Board.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court of tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“GTCs” means General Terms & Conditions for the trading of physical commodities materially and substantially in the form and content set forth on Exhibit B.

“Hazardous Materials” means the following: hazardous substances; hazardous wastes; any petroleum-based contaminant; PCBs or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by- product material; and any other chemicals, wastes, materials, compounds, constituents or substances, subject to regulation as hazardous, toxic, a pollutant or a contaminant, or which can give rise to liability under any Laws.

“Indemnified Party” means a Party making a claim under Article VII.

“Indemnifying Party” means the Party against whom a claim is asserted under Article VII.

“Knowledge” means, (a) when used in a particular representation or warranty in this Agreement with respect to Marketer, the actual knowledge of James H. Ballengee, and (b) when used in a particular representation or warranty in this Agreement with respect to Wholesaler, the actual knowledge of Carlo DiMarco.

“Law(s)” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, judgment, decree or rule of law of any Governmental Authority.

“Losses” means any and all actions, lawsuits, claims, proceedings, investigations, demands, judgments, orders, decrees, rulings, liens, assessments, levies, fines, penalties, costs, deficiencies, damages, liability, settlements, interest and awards, reasonable and documented fees and expenses, including reasonable attorney’s, accountant’s, investigator’s, and expert’s fees and expenses incurred by a Party in investigating or defending any of the foregoing or in connection with the enforcement of a Party’s rights under this Agreement or any agreement entered into in connection herewith.

“Master Netting Agreement” means that certain Master Netting Agreement by and between the Parties substantially and materially in the form and content set forth on Exhibit C.

“Material Adverse Effect” means any occurrence, condition, change, development, event or effect that, individually or in the aggregate, (i) is or would reasonably be expected to materially adversely affect Marketer or their business, taken as a whole, or (ii) prevents Marketer from consummating the transactions contemplated by this Agreement, including Force Majeure and a Release; provided, however, in no event shall any of the following, either alone or in combination with any other occurrence, condition, change, development, event or effect, constitute a Material Adverse Effect: any occurrence, condition, change, development, event or effect directly or indirectly resulting from (a) any change in economic conditions generally, including any change in markets for, or prices of, oil or natural gas, or other commodities or supplies; (b) any change in general regulatory, social or political conditions, including any acts of war, sabotage or terrorist activities, disease, global pathogen or pandemic, including, but not limited to, the COVID-19 pandemic, and governmental actions related to the same; (c) any change affecting any of the oil and natural gas transportation, distribution, storage, processing or sales industries, generally, or the target markets or systems of the Facilities in particular; (d) any change in the financial, banking, credit, securities or capital markets (including any suspension of trading in, or limitation on prices for, securities on any stock exchange or any changes in interest rates) or any change in the general national or regional economic or financial conditions; (e) any proposed or actual change in any Laws or generally accepted accounting principles; (f) any effects of weather (including any impact on customer use patterns), geological or meteorological events or other natural disaster; (g) any change caused by the pending sale of the Facilities to the Wholesaler, including changes due to the credit rating of any of the Wholesaler or their respective Affiliates; (h) any actions to be taken pursuant to or in accordance with this Agreement, or taken at the request of or with the consent of the Wholesaler; (i) the announcement or pendency of the transactions contemplated hereby; (j) the death, incapacitation, withdrawal, resignation, or involuntary termination of one or more employees staffing the Facilities prior to or in connection with the occurrence of Closing; and (k) any failure by the Marketer to meet internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period.

“Nomination Cutoff Date” means, with respect to any First Leg Buy Transaction, the date and time (if any) by which Wholesaler is required to provide its nominations to the Third Party thereunder for the next delivery for which nominations are then due or can then be made.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Pub. L. 107-56, dated effective October 26, 2001.

“Person” means an individual, firm, partnership, body corporate or other legal entity, a government or any department or agency thereof, a trustee, any unincorporated organization or the heirs, executors, administrators or other legal representatives of an individual, as the case may be.

“Reasonable and Prudent Operator” means a Person seeking in good faith to perform its contractual obligations and, in so doing and in the general conduct of its undertaking, exercising that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator engaged in the same type of undertaking under the same or similar circumstances and conditions as a physical commodity marketing firm.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the natural environment.

“Representatives” means, with respect to a Party, such Party’s directors, officers, employees, Affiliates and the directors, officers and employees of such Affiliates, professional consultants, advisors, attorneys, auditors, and lenders of such Party or its Affiliates.

“Second Leg Buy Transaction” means the transaction in which, subsequent to the First Leg Buy Transaction, Wholesaler will purchase from Marketer an equal volume of crude oil at a specified delivery point (which may be different from or the same as the delivery point under the First Leg Buy Transaction).

“Second Leg Buy/Sell Transaction” means, collectively, the Second Leg Buy Transaction and the Second Leg Sell Transaction.

“Second Leg Sell Transaction” means the transaction in which Wholesaler will sell to a third-party an equal volume of crude oil at a specified delivery point (which may be different from or the same as the delivery point under the First Leg Buy Transaction) arranged by Marketer.

“Security Agreement” means that certain Security Agreement, Financing Statement, and Assignment of Collateral by and between the Parties substantially and materially in the form and content set forth on Exhibit D.

“Third Party” means a non-Affiliate third party seller of Commodities or non-Affiliate third party purchaser of Commodities.

“Transaction Documents” means this Agreement, the Master Netting Agreement, the Security Agreement, the GTCs, and the Collateral Control Agreements.

Article II.

THE INTERMEDIATION FACILITY

II.01. The Facility. Subject to terms and conditions of this Agreement and the other Transaction Documents, Wholesaler and Marketer hereby a commodity trading intermediation facility relating to Commodity Transactions from time to time entered into by Wholesaler (the “Facility”), subject to the terms and conditions of this Agreement.

(a)	Term. The Facility shall be for a term of one (1) calendar year from the Effective Date (the “Term”), unless earlier terminated in accordance herewith. Notwithstanding the foregoing, if any Event of Default occurs and is continuing without cure in accordance with Section 6.02, Wholesaler may terminate the Facility by notice to Marketer which shall be effective immediately. In the event of any such termination, Wholesaler shall be entitled to exercise all other rights and remedies available to it, whether hereunder, under the other Transaction Documents, at law or in equity and all such rights and remedies shall be cumulative, and shall be in addition to, and not in limitation or exclusion of, any other rights which Wholesaler may have (whether by agreement, operation of law or otherwise), including any rights of recoupment, setoff, combination of accounts or other rights under any credit support that may from time to time be provided in connection with this Agreement or the other Transaction Documents.

(b)	Credit Support. Upon Wholesaler’s acceptance of a Commodity Transaction, Wholesaler shall be immediately and automatically obligated to provide all necessary and commercially reasonable Credit Support to Third Party sellers and buyers of Commodities, in an amount not to exceed to the aggregate Credit Limit from time to time.

II.02. Fees and Payments. On a monthly basis, subject to Sections 2.03 and 2.04, Wholesaler will pay to Marketer an amount of money equal to the following:

(a)	the aggregate sale of price of all volumes of Commodities sold in Second Leg Sell Transactions for the prior calendar month; less

(b)	the aggregate purchase price of all volumes of Commodities purchased in First Leg Buy Transactions for the prior calendar month; less

(c)	twenty-five cents ($0.25 USD) per barrel of Commodities sold in Second Leg Sell Transactions for the prior calendar month (the “Intermediation Fee”); less

(d)	an amount equal to the out-of-pocket cash cost of any Credit Support posted to Third Party sellers in a First-Leg Buy Transaction multiplied by one hundred ten percent (110%) (the “Credit Support Fee”); less

(e)	any First Purchaser Costs incurred by Wholesaler.

(f)	For the avoidance of doubt, Credit Support that does not incur out-of-pocket cash costs, such as unclaimed or unasserted guarantees or surety bonds of Wholesaler, shall not incur the Credit Support Fee.

II.03. Statements and Invoicing. Wholesaler shall provide a monthly statement to Marketer no later than the fifteenth (15th) day of the month for each prior month’s business; provided, however that if such day falls on a Saturday, Sunday or banking holiday, then payment shall be due on the last preceding Business Day. Each statement shall set forth at least the following minimum information regarding all Commodity Transactions for the preceding month: the date(s) of delivery of each Commodity Transaction; the location(s) of delivery; the volume(s); price(s); the specific gravity and gravity adjustments to the price(s) (where applicable); and the term(s) of payment to the Third Party purchaser or seller. Unless otherwise agreed, all amounts due and owing for the preceding month’s Commodity Transactions shall be due and payable by Wholesaler to Marketer by the twenty-fifth (25th) day of the month following the month in which the Services were performed; provided, however that if such day falls on a Saturday, Sunday or banking holiday, then payment shall be due on the last preceding Business Day. Marketer may dispute amounts on Wholesaler’s invoice within six (6) months of receipt thereof, and the Parties shall work in good faith to timely resolve any such disputes. If any undisputed amounts payable by Wholesaler to Marketer under this Agreement are not paid by the due date specified herein, Wholesaler shall pay interest on such past due amount(s) from the due date thereof until such sums are paid in full at the rate equal to the lesser of the prime rate as published in the current edition of The Wall Street Journal plus three percent (3%) or the maximum interest rate permitted by applicable law. Except as expressly provided herein, amounts due to Marketer from Wholesaler shall not be subject to deduction or set-off against any other agreement or obligation of Marketer or its Affiliates, whether or not to Wholesaler. Marketer shall have the right, upon commercially reasonable advance notice to Wholesaler, to obtain electronic or physical copies of all substantiating documents relating to each and every Commodity Transaction, for a period of one (1) year subsequent thereto.

II.04. Monthly True-up. With respect to all Commodity Transactions that complete delivery during any month, Wholesaler shall during the immediately following month prepare a monthly true-up calculation of all amounts (to the extent then determinable) that remain due and owing among the parties to such Commodity Transactions (a “Monthly True-up”), which shall include (to the extent then determinable) any First Purchaser Costs or other amounts that are due from Marketer to Wholesaler in respect of such Commodity Transactions; provided that, if any such amounts are not known or determinable at such time, such amount shall continue to be owing and shall become due when known or determined. To the extent that any amounts determined in such Monthly True-up are owing between Wholesaler and Marketer, Wholesaler may as part of its Monthly True-up effect payment and settlement of such amounts to the extent feasible by netting the same. Any portion that cannot so be netted shall remain due by the appropriate party. Wholesaler shall prepare a statement showing in reasonable detail its calculation of the Monthly True-up, any netting it has effected and any remaining amount due by either Marketer or Wholesaler, which shall be provided concurrently with the invoices contemplated in Section 2.03.

II.05. Master Netting Agreement. The Parties acknowledge and agree that each First Leg Sell Transaction and Second Leg Buy Transaction, whether or not documented by a confirmation, shall be a “Commodity Transaction”, and that this Agreement and each confirmation in respect of a First Leg Sell Transaction or a Second Leg Buy Transaction shall be an “Underlying Agreement”, for purposes of and (except as expressly provided herein) subject to the Master Netting Agreement. Furthermore, and for the avoidance of doubt, notwithstanding any other provision herein to the contrary, any and all references to “netting” under this Agreement shall be done pursuant to the Master Netting Agreement.

II.06. Other Determinations. If Wholesaler is or becomes bound by the determination or calculation of any quantity or amount under any of the Commodity Transactions that is inconsistent with any corresponding determination or calculation under such Commodity Transaction, Wholesaler shall notify Marketer of such inconsistency and, for all purposes of this Agreement and such Commodity Transaction, Marketer shall be bound by the quantity or amount so determined as binding on Wholesaler.

Article III.

NEGOTIATION, PRESENTATION, AND REVIEW OF COMMODITY TRANSACTIONS

III.01. General; Transaction Requests. From time to time, Marketer may request that Wholesaler enter into Commodity Transactions (each, a “Transaction Request”) in an aggregate amount not to exceed the Credit Limit from time to time. Following receipt of a Transaction Request, Wholesaler shall, promptly and in good faith, review such request and make a determination as to whether to accept or reject the proposed Transaction Request no later than two (2) Business Days after receipt. Marketer and Wholesaler shall be immediately and automatically obligated to consummate a First-Leg Buy/Sell Transactions and Second-Leg Buy/Sell Transactions, respectively upon Wholesaler’s acceptance of a Transaction Request.

III.02. Authority; Transaction Negotiations. Marketer may from time to time, in connection with Transaction Requests, disclose to Wholesaler the material terms of such proposed Commodity Transaction as are then under discussion with one or both of such third parties with respect to the price, quantity, delivery period or periods, Commodity grades, delivery and receipt points, and other material terms of the First Leg Buy/Sell Transaction and Second Leg Buy/Sell Transaction that are to comprise such Commodity Transaction; provided, that the foregoing shall not preclude Marketer from electing to terminate such negotiations. All such information is deemed to be Confidential Information pursuant to this agreement. Marketer may present the negotiated terms for each such First Leg Buy/Sell Transaction and Second Leg Buy/Sell Transaction to Wholesaler via email, in substantially complete form. Marketer shall not have any authority to bind Wholesaler to, or enter into on Wholesaler’s behalf, any First Leg Buy/Sell Transaction or Second Leg Buy/Sell Transaction and shall not represent to any third party that it has such authority.

III.03. Wholesaler Discretion. Without limiting the foregoing:

(a)	any proposed Third Party shall be required to (i) satisfy Wholesaler’s internal requirements and policies as they relate to any applicable “know-your- customer” rules, Anti-Terrorism Laws, anti-money laundering policies and procedures, laws, rules and regulations, including without limitation, the Patriot Act and rules and regulations of U.S. Office of Foreign Asset Control, and other similar client identification and business conduct standards and dealing policies and procedures (including reputational considerations), (ii) satisfy Wholesaler’s credit requirements and policies, including having sufficient then-available credit capacity for the proposed First Leg Buy Transaction or Second Leg Sell Transaction (as applicable) and (iii) have provided to Wholesaler all material documentation and other information required by such policies and procedures and applicable regulatory authorities and requirements;

(b)	the contractual terms of any proposed First Leg Buy Transaction or Second Leg Sell Transaction must be acceptable to Wholesaler; provided that, in the case of any GTCs incorporated or referenced therein, and any Approved GTCS Modifications, Wholesaler is required hereunder to accept any commercially GTCs proposed or required by third parties; and

(c)	Wholesaler may, in its discretion, elect to reject any proposed Commodity Transaction that: (i) implicates or exposes Wholesaler to any jurisdiction that is unacceptable to Wholesaler, or (ii) involves any storage or transportation infrastructure, or rail, vehicle or vessel that Wholesaler deems unacceptable or has not had the opportunity to vet in accordance with its policies and procedures; provided, however, Wholesaler may not reject any Transaction Request on grounds that (iii) it would require Wholesaler to provide Credit Support within the Credit Limit, (iv) would require Wholesaler to act as “first purchaser” of Commodities in any jurisdiction and pay First Purchaser Costs within the Credit Limit, or (v) only requires that Wholesaler act as a Reasonably Prudent Operator with respect to such Commodity Transaction.

III.04. Rejected or Failed Transactions. If Wholesaler determines to reject a Transaction Request or, despite its determination to accept such Transaction Request, Wholesaler is unable to agree and enter into the proposed First Leg Buy Transaction and Second Leg Sell Transaction (and, if relevant, other related transactions), then Wholesaler and Marketer shall have no obligations or liabilities of any nature with respect to such Commodity Transaction Request and the proposed First Leg Buy Transaction and Second Leg Sell Transaction, and Wholesaler shall be solely and exclusively responsible for its costs and expenses with respect to such Commodity Transactions.

III.05. Title to Commodities; Flash Title Transfers. Wholesaler and Marketer acknowledge and agree that, as a result of the identical delivery and title transfer terms contained in a First Leg Buy Transaction and a Second Leg Buy Transaction and each related First Leg Sell Transaction and Second Leg Buy Transaction, the transfer of title and risk of loss thereunder shall occur on a simultaneous “flash title” basis such that, at each delivery point, at the moment in time when title and risk of loss to any quantity are transferred by a third party to Wholesaler under a First Leg Buy Transaction, title and risk of loss to that same quantity will be transferred from Wholesaler to Marketer under the related First Leg Sell Transaction, and at the moment in time when title and risk of loss to any quantity are transferred by Marketer to Wholesaler under a Second Leg Buy Transaction, title and risk of loss to that same quantity will be transferred from Wholesaler to the applicable Final Purchaser under the related Second Leg Sell Transaction, in each case without any further action by Wholesaler or any other Person. In no event shall any First Leg Buy Transaction or Second Leg Sell Transaction or related under the related First Leg Sell Transaction or under the related Second Leg Buy Transaction require or contemplate that Wholesaler shall hold title to any Commodities except solely for purposes of effecting a simultaneous “flash title” transfer as provided herein. Unless otherwise expressly agreed in writing by Wholesaler, delivery under each First Leg Buy Transaction and related under the related First Leg Sell Transaction shall occur at the delivery point specified in such First Leg Buy Transaction, and delivery under each Second Leg Sell Transaction and related under the related Second Leg Buy Transaction shall occur at the delivery point specified in such Second Leg Sell Transaction, and in each case on the basis (such as FOB, DAT, DAP or DES (Incoterms®) basis) that is specified in such First Leg Buy Transaction or Second Leg Sell Transaction. The Parties acknowledge that, as a result of such simultaneous “flash title” transfers, the care, custody and control of any Commodities shall be exclusively with the seller under a First Leg Buy Transaction at all times prior to such “flash title” transfer to Wholesaler and exclusively with Marketer at and from all times after the “flash title” transfer from Wholesaler to Marketer, and shall be exclusively with Marketer in connection with a Second Leg Buy Transaction at all times prior to “flash title” transfer to Wholesaler and exclusively with the final purchaser thereof at and from all times after the “flash title” transfer from Wholesaler to such final purchaser under the related Second Leg Sell Transaction.

III.06. Third Party Defaults. If, with respect to any Commodity Transaction, a third party fails to make delivery of any Commodities as and when required under the relevant First Leg Buy Transaction for any reason or take delivery of any Commodities as and when required under the relevant Second Leg Sell Transaction or fails to make any payment as and when due to Wholesaler under or in connection therewith (each, a “Third Party Default”), (i) at Marketer’s or Wholesaler’s request, the parties may cooperate in negotiating with such third party (and, if necessary, other affected parties) to effect a cure of its default and, if a cure that is satisfactory to the parties is agreed to with such Third Party (and, if necessary, other affected parties), then the terms of such Commodity Transaction shall be modified to reflect such cure, (ii) in the case of a failure to make delivery under a First Leg Buy Transaction, Marketer may promptly make or arrange for another Third Party to make delivery of such Commodities as required under such First Leg Buy Transaction, and (iii) in the case of a failure to take delivery under a Second Leg Sell Transaction, Marketer may promptly take or arrange for another Third Party to take delivery of such Commodities, provided that, in the case of clauses (ii) and (iii), any such other Third Party must satisfy all applicable requirements as provided in Section 3(b) above. Without limiting the foregoing, Marketer agrees that it will promptly, upon demand by Wholesaler, indemnify and hold Wholesaler harmless from and against any and all losses, claims, damages, liabilities and related expenses damages (including First Purchaser Costs) incurred or suffered by Wholesaler as a result of any such Third Party Default under a First Leg Buy Transaction (but for the avoidance of doubt not in respect of a Second Leg Sell Transaction).

III.07. Timing; Facility Wind-down. The date by which any accepted Commodity Transaction shall be expected to be fully delivered and settled shall be no later than the end of the Term; provided that, notwithstanding the Term, this Agreement and the other Transaction Documents shall continue and survive with respect to all Commodity Transactions with respect to any obligations that survive thereunder and each Party shall remain obligated to deliver all Commodities and make each payment applicable to it in accordance with each Commodity Transaction entered into prior to the end of the Term.

III.08. Forward Contract. Each Party stipulates and agrees that (a) each Commodity Transaction, subject to its GTCs and Approved GTC Modifications, is a “forward contract” as defined in the United States Bankruptcy Code, 11 U.S.C. §§101 et seq., as amended (the “U.S. Bankruptcy Code”); and (b) this Agreement constitutes a “master netting agreement” as defined in Section 101(38A) of the U.S. Bankruptcy Code. In addition, each Party represents that it is a “forward contract merchant” under Section 101(26), a “master netting agreement participant” under Section 101(38B) and/or “swap participant” under Section 101(53C) of the U.S. Bankruptcy Code and an “eligible contract participant” as defined in Section 1a (12) of the Commodity Exchange Act, 7 U.S.C. § 1, et seq., as amended.

III.09. Force Majeure. Notwithstanding any other writing to the contrary, including any contrary provisions in any GTCs governing a Commodity Transaction, neither Party shall be liable to the other for failure to perform any other obligations imposed pursuant to this Agreement or any Commodity Transaction for the time and to the extent such failure is occasioned by an event of Force Majeure. Failure to perform due to Force Majeure shall not extend the Term of this Agreement except to the extent necessary to comply with the provisions of this Section. The Party asserting the Force Majeure Claim shall take steps as a Reasonably Prudent Operator to ameliorate the cause of such Force Majeure and enable it to resume performance during the Term of this Agreement.

Article IV.

REPRESENTATIONS AND WARRANTIES

IV.01. Marketer Representations. Marketer represents and warrants to Wholesaler as follows:

(a)	Organization. Marketer is a limited liability company duly organized, validly existing and in good standing under the Laws of Texas and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted.

(b)	Power and Authority. Marketer has all necessary power and authority to enter into this Agreement and the other Transaction Documents to which Marketer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Marketer of this Agreement and any other Transaction Document to which Marketer is a party, the performance by Marketer of its obligations hereunder and thereunder and the consummation by Marketer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Marketer. This Agreement (and each Transaction Document to which Marketer is a party, when executed and delivered) have been duly executed and delivered by Marketer, and (assuming due authorization, execution and delivery by Wholesaler) constitute legal, valid and binding obligations of Marketer, enforceable against Marketer in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)	Consents; No Conflicts. To the Knowledge of Marketer, the execution, delivery and performance by Marketer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the articles of organization or operating agreement of Marketer; (b) result in a violation or breach of any material provision of any Law or Governmental Order or material contract applicable to Marketer or to which Marketer or the Commodities are subject; or (c) require the consent, notice or other action by any Person which has not been obtained.

(d)	Anti-Terrorism Laws. Marketer represents and warrants that neither it nor, to its Knowledge, any of its Affiliates or any of the respective officers, directors, brokers or agents of it or any such Affiliate (i) has violated or is in violation of Anti-Terrorism Laws, or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in the “Forty Recommendations” and “Nine Special Recommendations” published by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering, (iii) its operations have been conducted at all times in compliance with all applicable financial recordkeeping and reporting requirements, including those of the Patriot Act.

(e)	Anti-Corruption Laws. Marketer represents and warrants that no unsolicited consideration, kickbacks, fees, payments, or things of value above what is ordinarily encountered in usual and customary business practices and what is permitted by any applicable anti-kickback or anti-bribery laws or any Anti-Corruption Laws, including the FCPA, have been given or will be requested to or accepted by any Representative of Marketer as an inducement to enter or continue this Agreement, and further agrees to immediately report any such request, demand, or occurrence by any Marketer Representative to the other Party or its designated counsel.

IV.02. Wholesaler Representations. Wholesaler represents and warrants to Marketer as follows:

(a)	Organization. Wholesaler is a limited liability company duly organized, validly existing and in good standing under the Laws of Texas and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted.

(b)	Power and Authority. Wholesaler has all necessary power and authority to enter into this Agreement and the other Transaction Documents to which Wholesaler is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Wholesaler of this Agreement and any other Transaction Document to which Wholesaler is a party, the performance by Wholesaler of its obligations hereunder and thereunder and the consummation by Wholesaler of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Wholesaler. This Agreement (and each Transaction Document to which Wholesaler is a party, when executed and delivered) have been duly executed and delivered by Wholesaler, and (assuming due authorization, execution and delivery by Wholesaler) constitute legal, valid and binding obligations of Wholesaler, enforceable against Wholesaler in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)	Consents; No Conflicts. To the Knowledge of Wholesaler, the execution, delivery and performance by Wholesaler of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the articles of organization or operating agreement of Wholesaler; (b) result in a violation or breach of any material provision of any Law or Governmental Order or material contract applicable to Wholesaler or to which Wholesaler or the Commodities are subject; or (c) require the consent, notice or other action by any Person which has not been obtained.

(d)	Anti-Terrorism Laws. Wholesaler represents and warrants that neither it nor, to its Knowledge, any of its Affiliates or any of the respective officers, directors, brokers or agents of it or any such Affiliate (i) has violated or is in violation of Anti-Terrorism Laws, or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in the “Forty Recommendations” and “Nine Special Recommendations” published by the Organisation for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering, and (iii) its operations have been conducted at all times in compliance with all applicable financial recordkeeping and reporting requirements, including those of the Patriot Act.

(e)	Anti-Corruption Laws. Wholesaler represents and warrants that no unsolicited consideration, kickbacks, fees, payments, or things of value above what is ordinarily encountered in usual and customary business practices and what is permitted by any applicable anti-kickback or anti-bribery laws or any Anti-Corruption Laws, including the FCPA, have been given or will be requested to or accepted by any Representative of Wholesaler as an inducement to enter or continue this Agreement, and further agrees to immediately report any such request, demand, or occurrence by any Wholesaler Representative to the other Party or its designated counsel.

(f)	Financial Ability; Solvency. Wholesaler has cash on hand or unrestricted credit unconditionally available to enable it (a) fund and consummate the Commodity Transactions contemplated by this Agreement and (b) to otherwise perform its obligations under this Agreement and the Transaction Documents. Immediately after giving effect to the transactions contemplated by this Agreement, Wholesaler will (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (ii) have unreasonably small capital with which to engage in its business, or (iii) have incurred debts beyond its ability to pay as they become due.

(g)	Investment Company Act. Wholesaler is not “investment company” or a company “controlled” by an “investment company,” as defined in, or is subject to regulation under, the Investment Company Act of 1940, as amended.

Article V.

COVENANTS

V.01. Marketer Covenants.

(a)	Affirmative Covenants.

(i) Maintenance of Books & Records. Marketer will keep proper books of record and account in which full, true and correct entries in conformity with GAAP consistently applied and all Laws are made of all material dealings and Commodity Transactions.

(ii) Litigation and Other Notices. Furnish to Marketer written notice of the following promptly (and, in any event, within two (2) Business Days of the occurrence of):

(A) any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(B) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any case, controversy, claim, cause of action, arbitration proceeding, or other proceeding, whether at law or in equity by or before any Governmental Authority, against it relating to this Agreement, the Transaction Documents, or any Commodity Transaction;

(C) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; and

(D) any Lien (other than Permitted Liens) or claim that to its knowledge has been made or asserted against any of its property or assets.

(iii) Logistics Costs. Marketer shall be solely and exclusively responsible for the cost and expense of all freight, transportation, storage, tariffs, loading, transloading, offloading, terminaling, dispatch, demurrage, inspection and other costs and expenses incurred by Marketer or Wholesaler as a result of or in connection with the movement, handling, blending, transportation, and storage of Commodities pursuant to or for purposes of any Commodity Transactions, including any losses, costs and expenses resulting from any loss of or damage to Commodities handled, loaded, shipped, stored or delivered under any Commodity Transactions or any claims relating to the failure of such Commodities to meet specifications or other claims relating to the quality of such Commodities.

(b)	Negative Covenants.

(i) No Liens on Commodities subject to Commodity Transactions. Marketer covenants and agrees that it will not (and it will not purport to) create, incur, assume, permit or suffer to exist any Lien upon any Commodity that is subject to any Commodity Transaction and will not permit any such Commodities to be included under any “borrowing base” or other comparable asset-based lending structure for any purposes.

V.02. Wholesaler Covenants.

(a)	Affirmative Covenants.

(i) Maintenance of Books & Records. Wholesaler will keep proper books of record and account in which full, true and correct entries in conformity with GAAP consistently applied and all Laws are made of all material dealings and Commodity Transactions. Upon at least five (5) Business Days’ prior written notice, it will permit any representatives designated by Marketer to visit and inspect the financial records (other than the records of the board of directors or other equivalent governing body of Wholesaler) at its offices at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by Wholesaler to discuss its affairs, finances, accounts, prospects and condition with the representatives and advisors of Marketer (including independent accountants and consultants).

(ii) Litigation and Other Notices. Furnish to Marketer written notice of the following promptly (and, in any event, within two (2) Business Days of the occurrence of):

(A) any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(B) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any case, controversy, claim, cause of action, arbitration proceeding, or other proceeding, whether at law or in equity by or before any Governmental Authority, against it relating to this Agreement, the Transaction Documents, or any Commodity Transaction;

(C) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; and

(D) any Lien (other than Permitted Liens) or claim that to its knowledge has been made or asserted against any of its property or assets.

(iii) Maintenance of Existence. At all times preserve and keep in full force and effect (a) its corporate existence and (b) all rights, franchises, and permits material to its business.

(iv) Taxes. Pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default; provided, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate governmental proceedings timely instituted and diligently conducted and it shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP.

(b)	Negative Covenants.

(i) Transaction Requests. Notwithstanding anything to the contrary set forth in Article III, Wholesaler shall not deny or refuse any Transaction Request in a manner contrary to that of a Reasonably Prudent Operator.

Article VI.

EVENTS OF DEFAULT

VI.01. Standard of Performance. For all obligations arising under this Agreement, the applicable standard of performance shall be that of Reasonably Prudent Operator.

VI.02. Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement and entitles either Party to exercise remedies hereunder and under the Master Netting Agreement and/or the GTCs governing each Commodity Transaction, singularly or collectively, as such Party may elect in its sole discretion:

(a)	a Party fails to make, when due, any payment under this Agreement, any Commodity Transaction, or the Master Netting Agreement required to be made by it if such failure is not remedied on or before the second (2nd) Business Day after notice of such failure is given to the other Party;

(b)	a Party’s unexcused failure to tender or receive any Commodities pursuant to a Commodity Transaction, the GTCs governing such Commodity Transaction, the Master Netting Agreement, or this Agreement;

(c)	any representation or warranty made or deemed made by either Party in connection with this Agreement or any other Transaction Documents shall prove to have been false or misleading in any material respect;

(d)	a Party fails to perform or observe any term, covenant or agreement contained in this Agreement or any Transaction Document;

(e)	any security interest or Lien purported to be created in favor of Wholesaler pursuant to this Agreement, any other Transaction Document or any Commodity Transaction shall cease to be valid, perfected and in full force and effect with respect to any collateral granted therein (other than in accordance with its terms), or shall cease to give Wholesaler the Liens, rights, powers and privileges purported to be created and granted under this Agreement, such other Transaction Document or such Commodity Transaction.

Article VII.

INDEMNIFICATION

VII.01. Indemnification by Marketer. Subject to the other terms and conditions of this Article VII, Marketer shall indemnify Wholesaler and its Affiliates, Representatives, successors, and assigns (collectively, the “Wholesaler Indemnified Parties”) from and against, and will compensate and reimburse the Wholesaler Indemnified Parties for, any and all Losses directly or indirectly incurred or sustained by, or imposed upon, any Wholesaler Indemnified Parties (regardless of whether or not such Losses relate to a Direct Claim or a Third Party Claim) based upon, arising out of, with respect to, or by reason of:

(a)	any material inaccuracy in, or material breach of, any of the representations or warranties of Marketer contained in Section 4.01 of this Agreement;

(b)	any material breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Marketer pursuant to this Agreement; and

(c)	its gross negligence or willful misconduct arising out of or in connection to any Commodity Transactions.

VII.02. Indemnification by Wholesaler. Subject to the other terms and conditions of this Article VII, Wholesaler shall indemnify Marketer and its Affiliates, Representatives, successors, and assigns (collectively, the “Marketer Indemnified Parties”) from and against, and will compensate and reimburse the Marketer Indemnified Parties for, any and all Losses directly or indirectly incurred or sustained by, or imposed upon, any Marketer Indemnified Parties (regardless of whether or not such Losses relate to a Direct Claim or a Third Party Claim) based upon, arising out of, with respect to, or by reason of:

(a)	any material inaccuracy in, or material breach of, any of the representations or warranties of Wholesaler contained in Section 4.02 of this Agreement or in any exhibit or certificate delivered or to be delivered by Wholesaler pursuant to this Agreement;

(b)	any material breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Wholesaler pursuant to this Agreement; and

(c)	its gross negligence or willful misconduct arising out of or in connection to any Commodity Transactions.

VII.03. Limits on Indemnification.

(a)	Notwithstanding anything contained herein to the contrary, the maximum aggregate liability of Marketer to any Wholesaler Indemnified Parties hereunder with respect to any and all Direct Claims and Losses for a material breach of this Agreement shall not exceed Wholesaler’s direct damages.

(b)	NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NEITHER MARKETER NOR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO ANY COMMODITY TRANSACTIONS HEREUNDER, OR ANY PART THEREOF OR ANY OTHER REPRESENTATION OR WARRANTY, EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY MARKETER IN SECTION 4.01. IN PARTICULAR, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, NEITHER MARKETER, NOR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES, MAKES ANY REPRESENTATION OR WARRANTY REGARDING (i) THE CONDITION, VALUE, QUALITY, CHARACTER, USE, OR FITNESS OF THE FACILITIES, AND NEITHER MARKETER OR ANY OF ITS AFFILIATES OR THEIR REPRESENTATIVES MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE COMMODITY TRANSACTIONS.

(c)	WHOLESALER ACKNOWLEDGES THAT THE REPRESENTATIONS AND WARRANTIES MARKETER SET FORTH IN SECTION 4.01 ARE THOSE ONLY OF MARKETER AND NOT OF ANY OTHER PERSON, INCLUDING ANY AFFILIATE OR REPRESENTATIVE OF MARKETER OR ANY OF ITS OR THEIR RESPECTIVE AFFILIATES.

(d)	NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR FRAUD CLAIMS, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY OR ITS AFFILIATES FOR NON- REIMBURSABLE DAMAGES; PROVIDED, HOWEVER, IN NO EVENT SHALL THIS SECTION BE A LIMITATION ON ANY OBLIGATION OF A PARTY HEREUNDER WITH RESPECT TO INDEMNITY FOR A THIRD-PARTY CLAIM.

VII.04. Indemnification Procedures.

(a)	Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim, or other legal proceeding made or brought by any Person who is not a Party to this Agreement or an Affiliate of a part to this Agreement or a Representative thereof (a “Third Party Claim”), against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that the Indemnifying Party shall not have the right to assume the defense of any Third Party Claim if (i) the Indemnified Party shall have given the Indemnified Party written notice that the Indemnified Party has determined, in the exercise of its reasonable discretion after consulting with counsel, that a bona fide conflict of interest makes separate representation by the Indemnified Party’s own counsel (at the Indemnifying Party’s expense) advisable, or (ii) such Third Party Claim seeks an injunction or other equitable relief. Subject to the foregoing terms of this Section 7.04(a) and Section 7.04(b) below, in the event that the Indemnifying Party assumes the defense of any Third Party Claim, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal, or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. Except as otherwise provided in this Section 7.04(a), the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 7.04(b), pay, compromise, defend such Third Party Claim, and seek indemnification for any and all Losses based upon, arising from, or relating to such Third Party Claim. Marketer, on the one hand, and the Wholesaler, on the other hand, shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)	Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 7.04(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim, there is no finding or admission of any violation of Law by the Indemnified Party, there is no effect on any other claims that may be brought by the Indemnified Party, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.04(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)	Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (each, a “Direct Claim”) by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations so long as such notice is provided within the time period contemplated by Section 7.04 of this Agreement, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30- day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

VII.05. Exclusive Remedy. Subject to the other provisions of this Article VII, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all Direct Claims, including for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth this Article VII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims, Direct Claims, and causes of action for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates arising under or based upon any Law, except as contemplated pursuant to the indemnification provisions set forth in this Article VII, including the right to seek equitable or injunctive relief. MARKETER AND WHOLESALER FURTHER ACKNOWLEDGE AND AGREE THAT THE PAYMENT OF MONEY, AS LIMITED BY THE TERMS OF THIS AGREEMENT, SHALL BE ADEQUATE COMPENSATION FOR BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT CONTAINED HEREIN OR FOR ANY OTHER DIRECT CLAIM ARISING IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT. AS THE PAYMENT OF MONEY SHALL BE ADEQUATE COMPENSATION, WHOLESALER AND MARKETER WAIVE ANY RIGHT TO RESCIND THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR TO SEEK ANY FORM OF EQUITABLE OR INJUNCTIVE RELIEF IN CONNECTION HEREWITH AND THEREWITH.

Article VIII.

MISCELLANEOUS

VIII.01. Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the negotiation and execution of this Agreement, the Transaction Documents, and all Commodity Transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

VIII.02. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Marketer:	Vivakor Supply & Trading, LLC
5220 Spring Valley Rd., Ste. 500
Dallas, TX 75254
Attn: James Ballengee
Email jballengee@vivakor.com

If to Wholesaler:

Attn:
Email

VIII.03. Interpretation; Construction. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive, and (c) the words “herein”, hereof”, “hereby”, “hereto” and “hereunder refer to this Agreement as a whole. Unless context requires otherwise, references herein: (i) to Articles, Sections and Schedules mean the Articles and Sections of, and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Each Party has been represented by counsel and this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

VIII.04. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

VIII.05. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

VIII.06. Entire Agreement. This Agreement, together with the Transaction Documents, constitutes the entire and complete agreement of the Parties with respect to the subject matter contemplated herein. No amendments or modifications of any of the terms or provisions of this Agreement or the Transaction Documents shall be binding on the other Party unless in writing and signed by both Parties.

VIII.07. Further Assurances. Each Party shall take all such further actions reasonably requested by the other Party and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party to carry out the purposes of the transactions contemplated hereby.

VIII.08. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

VIII.09. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

VIII.10. Relationship. This Agreement and the other Transaction Documents, including any arrangement to share profits, shall not be construed as creating a partnership, association, or joint venture between Wholesaler and Marketing. Neither Wholesaler nor Marketer shall have a relationship of principal and agent or employer and employee between them and neither Wholesaler nor Marketer shall have the authority to bind the other Party, as applicable. Each Party hereto stipulates and agrees that they shall be independent contractors of one another for all purposes under this Agreement and the Transaction Documents. No Party shall have the right or authority to negotiate, conclude or execute any contract or legal document with any third Person on behalf of the other Party, to assume, create, or incur any liability of any kind, express or implied, against or in the name of the other Party, or to otherwise act as the representative of the other Party, unless expressly authorized in writing by the other Party.

VIII.11. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule. Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or the Transactions shall be brought and determined in any state or federal court in Dallas County, Texas, and each of the Parties irrevocably submits to the exclusive jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement, and covenant and agree not bring suit with respect to any disputes arising out of this Agreement or the Transactions in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction. EACH PARTY HEREBY KNOWINGLY, IRREVOCABLY, AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW THE RIGHT TO DEMAND A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS, AND/OR THE TRANSACTIONS CONSUMMATED HEREBY AND WITH RESPECT TO ANY COUNTERCLAIM RELATED THERETO.

VIII.12. Texas Finance Code. In no event shall Chapter 346 of the Texas Finance Code apply to this Agreement, the Facility, or any obligation hereunder or thereunder. To the extent that Chapter 303 of the Texas Finance Code is applicable hereto, the “weekly ceiling” specified in such article is the applicable ceiling; provided that, if any applicable law permits greater interest, the law permitting the greatest interest shall apply.

VIII.13. Security Agreement. The Marketer’s performance of its obligations hereunder is secured by (a) a lien and security interest in the Collateral as set forth in the Security Agreement, coupled with a power of sale. The Wholesaler, its successors and assigns, is entitled to all the rights, benefits, and security provided in the Transaction Documents.

VIII.14. Counterparts; Execution Method. This Agreement may be executed and delivered in multiple counterparts, including via electronic means such as facsimile, email, scan, and/or DocuSign®, it being the express intent of the Parties that such Agreement delivered by electronic methods shall have the same force and effect as if it was an original hard copy thereof, all of which shall be considered one and the same agreement.

VIII.15. No Third-Party Beneficiaries. Except for the provisions of Article VII (which are intended to be for the benefit of the Persons identified therein) and as otherwise provided in this Section 8.15, the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other person; provided that only the Wholesaler and Marketer (and their respective successors and assigns) will have the right to enforce the provisions of this Agreement on its behalf or on behalf of any of its related indemnitees (but shall not be obligated to do so). The Parties agree, to the fullest extent permitted by Law, that none of their respective Affiliates, or agents shall have any liability or responsibility whatsoever under this Agreement to any other Party or its respective Affiliates, Representatives, or agents on any basis (including in contract or tort, under federal or state securities Laws or otherwise).

[Signature pages follow; the remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, this Agreement has been executed and entered into by the authorized representatives of the of the Parties on the dates set forth below, but to be effective as of the Closing.

MARKETER:

VIVAKOR SUPPLY & TRADING, LLC,
a Texas limited liability company

By:	VIVAKOR ADMINISTRATION, LLC,
a Texas limited liability company,
its Manager

By:
Name:
Title:
Date:

WHOLESALER:

__________________________,
a _________________________

By:
Name:
Title:
Date:

Signature Page to Physical Commodity Intermediation Agreement

EXHIBIT A

THE COLLATERAL CONTROL AGREEMENT

[See attached.]

A-1

EXHIBIT B

THE GTCs

[See attached.]

B-1

EXHIBIT C

THE MASTER NETTING AGREEMENT

[See attached.]

C-1

EXHIBIT D

THE SECURITY AGREEMENT

[See attached.]

D-1